Exhibit 99.1

CONTACTS:	Douglas Maffei, Investors
(650) 522-2739

Amy Flood, Media (650) 522-5643

For Immediate Release

SANDRA HORNING, MD, JOINS GILEAD SCIENCES’ BOARD OF DIRECTORS

Foster City, Calif., January 30, 2020 – Gilead Sciences, Inc. (Nasdaq: GILD) announced today that Sandra Horning, MD, has been appointed to the company’s Board of Directors.

Dr. Horning retired in 2019 as Chief Medical Officer and Global Head of Product Development for Roche, after a 10-year career at Roche and Genentech during which she helped bring 15 new medicines to patients in disease areas including cancer, multiple sclerosis, influenza and blindness. Prior to her career at Roche, Dr. Horning spent 25 years as a practicing oncologist, investigator and tenured professor at Stanford University School of Medicine. From 2015 to 2018, Dr. Horning served on the Foundation Medicine Board of Directors and she currently serves as an advisor to EQRx.

“We are very pleased to welcome Sandra Horning to our Board of Directors,” said Daniel O’Day, Chairman and Chief Executive Officer of Gilead Sciences. “Sandra has significant industry expertise and vast experience in drug development across multiple therapeutic areas. In addition, she brings the perspective of a leading physician who has spent more than two decades caring for patients with cancer. Sandra’s presence on our Board will be a tremendous asset as we enter the next chapter for Gilead with the goal of rapidly advancing new, transformative medicines.”

About Gilead Sciences

Gilead Sciences, Inc. is a research-based biopharmaceutical company that discovers, develops and commercializes innovative medicines in areas of unmet medical need. The company strives to transform and simplify care for people with life-threatening illnesses around the world. Gilead has operations in more than 35 countries worldwide, with headquarters in Foster City, California.

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For more information on Gilead Sciences, please visit the company’s website at www.gilead.com, follow Gilead on Twitter (@GileadSciences) or call Gilead Public Affairs at 1-800-GILEAD-5 or 1-650-574-3000.

Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA	www.gilead.com
phone 650 574 3000 facsimile 650 578 9264